EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


            Pioneer Initiates Production from Discoveries in Tunisia
                          and Deepwater Gulf of Mexico

Dallas, Texas, June 8, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) (NYSE:PXD) today announced a successful well onshore southern Tunisia in the Adam production concession. The Nour discovery well is currently producing approximately 4,000 gross barrels of oil per day and is the seventh well to produce from the concession, making Adam the most productive oil concession in Tunisia with total production now averaging over 18,000 barrels of oil per day.

To date, Pioneer has achieved 100% drilling success in the Adam concession which includes the Adam, Dalia, Hawa and Nour producing areas. Pioneer holds a 24% participating interest in the concession.

These producing areas lie in the prolific Ghadames Basin, which spans much of northern Africa including Algeria, Tunisia and Libya. During 2005, the Company expects to continue to increase production with at least two additional wells planned in the area.

Scott D. Sheffield, Pioneer's Chairman and CEO, stated, "The Nour well gives us greater confidence in our view of the extent of the Silurian resource in this area of the Ghadames Basin. Each success reaffirms our initial expectations of the significant resource in place and increases our drilling inventory in southern Tunisia."

During the third quarter, Pioneer expects to resume activity on the Anaguid block where the Company participated in two discovery wells during 2003 with operator, Anadarko Petroleum Corporation. Completion activities, including fracture stimulation and well testing, are planned on the SEA well, and an offset well is expected to be drilled to appraise the CEM discovery.

In the deepwater Gulf of Mexico, Pioneer has initiated production from a new gas well at its Raptor field in the Falcon Corridor which is in the East Breaks area. The Company holds a 100% working interest and operates the three fields which are tied into the Falcon facilities. The new Raptor well was tested at approximately 30 million cubic feet per day. System pressure will limit the incremental production impact, but the new Raptor well is expected to extend the productive life of the Falcon Corridor system and generate a return on investment in excess of 100%.

Over the remainder of 2005, Pioneer plans to drill and operate two additional wells in the deepwater Gulf of Mexico. The Clipper prospect, an amplitude play located in the Green Canyon area in which Pioneer has a 55% interest, is currently drilling. The Paladin prospect, a subsalt well located in the Garden Banks area in which Pioneer expects to own approximately 40% interest, is expected to spud during the third quarter. The Company also plans to drill three to four wells on the Gulf of Mexico shelf before year end.

Scott D. Sheffield, Chairman and CEO, said, "Pioneer has enjoyed significant exploration success in the Gulf of Mexico which has resulted in several large scale development projects including Canyon Express, Devils Tower and the Falcon Corridor. The Gulf of Mexico, where we have a number of attractive deepwater opportunities, will continue to be one of our key exploration focus areas."




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Pioneer is a large  independent oil and gas  exploration and production  company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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